Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE SECURITIES

Citigroup Global Markets Limited

Citigroup Centre,

Canada Square, Canary Wharf

London E14 5LB

United Kingdom

Attn: Fixed Income Syndicate Desk

Tel: +44 (0)20 7986 9000

Daiwa Capital Markets Europe Limited

5 King William Street

London EC4N 7AX

United Kingdom

Attn: Manager, Transaction Management

Fax: +44 20 7597 8644

Tel: +44 20 7597 8000

Goldman Sachs International

Plumtree Court

25 Shoe Lane

London EC4A 4AU

Attn: Syndicate Desk

Fax: +44 (0) 20 7774 2330

Tel: +44 (0) 20 7774 1000

J.P. Morgan Securities plc

25 Bank Street, Canary Wharf

London E14 5JP

United Kingdom

Attn: Head of Debt Syndicate and Head of EMEA Capital Markets Group

Fax: +44 20 3493 0682

Tel: +44 20 7134 2012